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                     [Letterhead of Goldman, Sachs & Co.]


                                                                    Exhibit 23.6



August 30, 1999


Board of Directors
Capital Re Corporation
1325 Avenue of the Americas
New York, NY 10019

Re: Registration Statement on Form S-4 of Ace Limited relating to the below-referenced Agreement and Plan of Merger

Gentlemen and Madame:

Reference is made to our opinion letter dated June 10, 1999 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of Capital Re Corporation (the "Company") of the exchange ratio for ordinary shares, par value $.041666667 per share, of ACE Limited ("ACE") to be received for each Share pursuant to the Agreement and Plan of Merger dated as of June 10, 1999 among ACE, CapRe Acquisition Corp., a wholly-owned subsidiary of ACE, and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance without prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "SUMMARY -- CONDITIONS TO THE MERGER", "SUMMARY -- OPINION OF FINANCIAL ADVISOR", "THE PROPOSED MERGER -- BACKGROUND OF THE MERGER", "THE PROPOSED MERGER -- Capital Re's Reasons for the Merger", "THE PROPOSED MERGER
-- Opinion of Capital Re's Financial Advisor" and to the inclusion of the foregoing opinion as Appendix C in the above-mentioned Proxy Statement/ Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations thereunder.


 Very truly yours,

/s/ Goldman, Sachs & Co.
----------------------------
(GOLDMAN, SACHS & CO.)